Filed pursuant to Rule 433
September 27, 2006

Relating to Preliminary Pricing Supplement No. 111 dated September 27, 2006 to
Registration Statement No. 333-131266

INDUSTRIALIZED N ATIONS
CURRENCY-LINKED C APITAL-P ROTECTED N OTES
DUE NOVEMBER 3, 2008

ISSUED BY MORGAN STANLEY

BASED ON THE PERFORMANCE OF A
BASKET OF FOUR CURRENCIES RELATIVE TO THE U.S. DOLLAR

AUSTRALIAN DOLLAR +
BRITISH POUND +
CANADIAN DOLLAR +
EUROPEAN UNION EURO

YOU SHOULD ACCESS AND READ THE IMPORTANT DOCUMENTATION AVAILABLE AT THE FOLLOWING HYPERLINKS BEFORE YOU DECIDE TO INVEST:
Preliminary Pricing Supplement No. 111, dated September 27, 2006
Prospectus Supplement dated January 25, 2006
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-718-1649.

MORGAN STANLEY

Industrialized Nations Currency-Linked Capital-Protected Notes due November 3, 2008
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

You should read this document together with the Preliminary Pricing Supplement describing the offering of the Notes, and the related Prospectus Supplement and Prospectus, each of which can be accessed via the hyperlinks set out on the front page of this document.

Transaction Summary

The Basket

The return on the Notes is linked to the performance of an equal-weighted basket that measures the combined performance of the exchange rates of four currencies relative to the U.S. dollar.

A USTRALIAN D OLLAR + BRITISH POUND + CANADIAN DOLLAR + EUROPEAN UNION EURO

Payment at Maturity

❖ If the Basket has appreciated, you will receive:

(i) $1,000 plus (ii) $1,000 x Participation Rate (expected to be between 140-150%) x the percentage increase in the Basket

❖ If the Basket has not appreciated or has depreciated, you will only receive the principal amount of your investment at maturity.

100% Principal Protection at Maturity No Coupon Payments

page 1 of 12	MORGAN STANLEY

Industrialized Nations Currency-Linked Capital-Protected Notes due November 3, 2008
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

General Terms

Issuer: Morgan Stanley	Principal Protection: 100% at Maturity
Issue Price (Par): $1,000	Call Feature: None
Interest: None	Listing: None
CUSIP: 61746SCY3	Denominations: $1,000 / $1,000
Payment Currency: USD	Agent: Morgan Stanley & Co. Incorporated
Calculation Agent: Morgan Stanley Capital Services Inc.	Trustee: JPMorgan Chase Bank, N.A.

Key Dates

Issue Date: November , 2006	Maturity Date: November 3, 2008
Pricing Date: October , 2006	Valuation Date: October 23, 2008 (subject to adjustment)

What is the Basket?

The Basket is an equal-weighted basket of four (4) currencies (25% each) that measures the combined performance of the exchange rates of those currencies relative to the U.S. dollar (“USD”). The Basket consists of the following currencies (the “Basket Currencies”):

AUSTRALIAN DOLLAR (“AUD”) +

BRITISH POUND (“GBP”) +

CANADIAN DOLLAR (“CAD”) +

EUROPEAN UNION EURO (“EUR”)

page 2 of 12	MORGAN STANLEY

Industrialized Nations Currency-Linked Capital-Protected Notes due November 3, 2008
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

How Do Currency Exchange Rates Work?

❖	General - Exchange rates reflect the amount of one currency that can be exchanged for another currency.

❖	Basket Currency Exchange Rates - The Basket represents the combined performance of the exchange rates of the Basket Currencies from the Pricing Date to the Valuation Date, each of which reflects the rate of conversion of that currency into USD.

	➢	AUD, GBP and EUR: Expressed as the number of USD per 1 unit of that currency.
	➢	CAD: Expressed as the number of CAD per USD

For AUD, GBP and EUR:

	➢	An increase in an exchange rate means that the relevant Basket Currency has appreciated/ strengthened relative to the USD. This means that one (1) unit of AUD, GBP or EUR can be converted into more USD on the Valuation Date than on the Pricing Date.

Example of an appreciation of GBP:

Pricing Date = 1.9002 USD / 1 GBP and Valuation Date = 2.000 USD / 1 GBP

	➢	A decrease in an exchange rate means that the relevant Basket Currency has depreciated/weakened relative to the USD. This means that one (1) unit of AUD, GBP or EUR can be converted into fewer USD on the Valuation Date than on the Pricing Date.

Example of a depreciation of AUD:

Pricing Date = 0.7500 USD / 1 AUD and Valuation Date = 0.6500 USD / 1 AUD

For CAD:

	➢	An increase in the CAD/USD exchange rate means that CAD has depreciated/weakened relative to the USD. This means that it takes more CAD to purchase one (1) USD on the Valuation Date than it did on the Pricing Date.

Example of a depreciation of CAD:

Pricing Date = 1.1176 CAD / 1 USD and Valuation Date = 1.250 CAD / 1 USD

	➢	A decrease in the CAD/USD exchange rate means that CAD has appreciated/strengthened relative to the USD. This means that it takes less CAD to purchase one (1) USD on the Valuation Date than it did on the Pricing Date.

Example of an appreciation of CAD:

Pricing Date = 1.1176 CAD / 1 USD and Valuation Date = 1.0000 CAD / 1 USD

Actual exchange rates on the Pricing Date will vary.

page 3 of 12	MORGAN STANLEY

Industrialized Nations Currency-Linked Capital-Protected Notes due November 3, 2008
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

How is the Basket Performance Measured?

The “Basket Performance” is equal to the sum of the weighted performance (i.e….percentage appreciation or depreciation) of each of the Basket Currencies, as determined by the following formula:

      [(Final AUD Exchange Rate / Initial AUD Exchange Rate) – 1] x 25%, plus
      [(Final GBP Exchange Rate / Initial GBP Exchange Rate) – 1] x 25%, plus
      [(Initial CAD Exchange Rate / Final CAD Exchange Rate) – 1] x 25%, plus
      [(Final EUR Exchange Rate / Initial EUR Exchange Rate) – 1] x 25%

For each Basket Currency, the:

      “Initial Exchange Rate” = The Exchange Rate for each Basket Currency on the Pricing Date.
      “Final Exchange Rate” = The Exchange Rate for each Basket Currency on the Valuation Date.

Because the Basket reflects the cumulative weighted performance of each of the Basket Currencies (whether positive or negative), a depreciation of one or more Basket Currencies will partially or wholly offset any appreciation in any of the other Basket Currencies such that the Basket Performance as a whole is less than or equal to zero. If the Basket Performance is negative or equal to zero you will only receive your principal back at maturity.

PLEASE SEE “WHAT WILL YOU BE PAID AT MATURITY” BELOW

page 4 of 12	MORGAN STANLEY

Industrialized Nations Currency-Linked Capital-Protected Notes due November 3, 2008
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

What Will You Be Paid at Maturity?

Unlike ordinary debt securities, the Notes do not pay interest. Instead, at maturity, you will receive an amount equal to:

$1,000 + Supplemental Redemption Amount

In no event will you receive less than 100% of the principal amount of your investment if held to maturity.

SUPPLEMENTAL REDEMPTION AMOUNT

The Supplemental Redemption Amount is based on the performance of the Basket and will equal:

❖ If the Basket Performance is positive

➢ $1,000 x Basket Performance x Participation Rate

❖ If the Basket Performance is less than or equal to zero: $0

For Example

❖ If the Basket Performance is 10%, and assuming a hypothetical participation rate of 145%, you will receive a Supplemental Redemption Amount of $145, which equals (i) $1,000 x (ii) Basket Performance of 10% x (iii) Participation Rate of 145%. Therefore, your total payment at maturity would equal, $1,145.

❖ If Basket Performance is less than or equal to 0%, you will only receive the $1,000 principal amount of each Note you hold at maturity.

See “Hypothetical Payout on the Notes” for examples of how to calculate the Payment at Maturity.

page 5 of 12	MORGAN STANLEY

Industrialized Nations Currency-Linked Capital-Protected Notes due November 3, 2008
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

Other Terms

Participation Rate:	140%-150%, as determined on the Pricing Date
Initial Exchange Rate:	The Exchange Rate for each Basket Currency on the Pricing Date.
Final Exchange Rate:

The Exchange Rate for each Basket Currency on the Valuation Date.

If on the Valuation Date, (i) the related Exchange Rate is not displayed on the relevant Reuters Page or (ii) the Calculation Agent determines that the rate so displayed on the applicable Reuters Page is manifestly incorrect, the Final Exchange Rate will be determined by the Calculation Agent generally as follows:

(a)  using the arithmetic mean of the quotes of at least five (5) independent leading dealers selected by the Calculation Agent in the underlying market for such Basket Currency; or

(b)   if such quotes (i) are unavailable or (ii) are obtained, but the difference between highest and lowest quotes is greater than 1%, then the Exchange Rate will be determined by the Calculation Agent taking into account any information deemed relevant by the Calculation Agent.

See “Description of Notes – Exchange Rate” in the Preliminary Pricing Supplement.

Reference Source (Reuters):	AUD: WMRSPOT12 GBP: WMRSPOT07 CAD: WMRSPOT09 EUR: WMRSPOT05
Tax Treatment:

Investors should read the description under “Description of Notes — United States Federal Income Taxation” in the Preliminary Pricing Supplement regarding the Taxation of the Notes and, specifically the sections called “United States Federal Taxation — Tax Consequences to U.S. Holders — Notes —Optionally Exchangeable Notes” and “United States Federal Taxation — Tax Consequences to U.S. Holders — Backup Withholding and Information Reporting” in the Prospectus Supplement.

If you are a non-U.S. investor, please read the section of the Preliminary Pricing Supplement called “Description of Notes — United States Federal Income Taxation — Tax Consequences to Non-U.S. Holders”.

❖ The Notes will be treated as contingent payment debt instruments for U.S. federal income tax purposes. Under this treatment, U.S. taxable investors will, regardless of their method of accounting, be required to include an amount in taxable income in respect of the Notes in each year that they hold the Notes based on the Issuer’s “comparable yield,” even though no stated interest will be paid on the Notes. The Issuer’s comparable yield is the rate at which the Issuer would issue a fixed rate debt instrument with terms and conditions similar to those of the Notes.

❖ Any gain recognized by U.S. taxable investors upon sale, exchange or at maturity of the Notes generally will be treated as ordinary income.

Potential investors are urged to consult their own tax advisors regarding all aspects of the U.S. federal tax consequences of investing in the Notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction

page 6 of 12	MORGAN STANLEY

Industrialized Nations Currency-Linked Capital-Protected Notes due November 3, 2008
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

Key Benefits / Key Investment Rationale

You may be interested in purchasing the Notes if you:

❖	Are Seeking Uncapped Leveraged Exposure (140-150%) to any Basket Appreciation

❖	Are Seeking 100% Principal Protection at Maturity Regardless of the Performance of the Basket

❖	Do Not Require Current Income / Coupon Payments

The Notes are designed for investors who are willing to forego coupon payments in exchange for the ability to participate in any appreciation of the Basket on a leveraged basis.

❖	Are Seeking to Diversify Your Portfolio From Traditional Fixed Income/Equity Investments

❖	Are Seeking Asset Class Diversification Via Indirect Exposure to a Basket of Foreign Currencies

AND

❖	Are Capable of Understanding the Complexities and Risks Specific to the Notes

❖	Are Willing to Receive No Return on the Notes Should the Basket Depreciate or Not Appreciate

Summary of Selected Risk Factors (See Page 12)

❖	No Interest Payments and the Possibility of No Return

❖	Return On the Notes is Affected by Currency Exchange Rate Risk Related to the Basket Currencies

❖	Government Intervention Could Materially and Adversely Affect the Value of the Notes

❖	Changes in the Value of One or More of the Basket Currencies May Offset Each Other

❖	Many Unpredictable Factors Will Affect the Value of the Notes

❖	Secondary Trading May Be Limited

❖	Commissions / Projected Profit from Hedging is Likely to Adversely Affect Secondary Market Prices

❖	Economic Interests of the Calculation Agent May Be Potentially Adverse to the Investors

page 7 of 12	MORGAN STANLEY

Industrialized Nations Currency-Linked Capital-Protected Notes due November 3, 2008
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

Hypothetical Payout on the Notes

The following hypothetical examples are provided for illustrative purposes only. Actual results will vary.

EXAMPLE #1

Basket Performance is Positive. You Receive Par + Supplemental Redemption Amount

Basket Currency	Weighting	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate
Australian dollar	25%	0.7500	0.7875
British pound	25%	1.9002	1.9952
Canadian dollar	25%	1.1176	1.0644
European Union euro	25%	1.2784	1.3423

Basket Performance = Sum of Currency Performance Values
  [(Final AUD Exchange Rate / Initial AUD Exchange Rate) – 1] x 25%, plus
  [(Final GBP Exchange Rate / Initial GBP Exchange Rate) – 1] x 25%, plus
  [(Initial CAD Exchange Rate / Final CAD Exchange Rate) – 1] x 25%, plus
          [(Final EUR Exchange Rate / Initial EUR Exchange Rate) – 1] x 25%

So, using the hypothetical exchange rates above:

 [(0.7875 / 0.7500) -1] x 25% = 1.25% plus
 [(1.9952 / 1.9002) -1] x 25% = 1.25% plus
[(1.1176 / 1.0644) -1] x 25% = 1.25% plus
[(1.3423 / 1.2784) -1] x 25% = 1.25%
Basket Performance = 5.00%

            Hypothetical Basket Performance = 5.00%

            Hypothetical Participation Rate = 145%

            Supplemental Redemption Amount = $1,000 x Basket Performance x Participation Rate
            Supplemental Redemption Amount = $1,000 x 5% x 145% = $72.50

Because the Basket Performance is greater than zero, you would receive a Supplemental Redemption Amount. The total payment at maturity per Note would be $1,072.50, which is the sum of the $1,000 principal amount per Note and a Supplemental Redemption Amount of $72.50.

page 8 of 12	MORGAN STANLEY

Industrialized Nations Currency-Linked Capital-Protected Notes due November 3, 2008
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

Hypothetical Payout on the Notes

EXAMPLE #2

Basket Performance is 0% or Negative. You Only Receive Par at Maturity.

Basket Currency	Weighting	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate
Australian dollar	25%	0.7500	0.7875
British pound	25%	1.9002	1.9952
Canadian dollar	25%	1.1176	1.2418
European Union euro	25%	1.2784	1.0227

Basket Performance = Sum of Currency Performance Values
  [(Final AUD Exchange Rate / Initial AUD Exchange Rate) – 1] x 25%, plus
  [(Final GBP Exchange Rate / Initial GBP Exchange Rate) – 1] x 25%, plus
  [(Initial CAD Exchange Rate / Final CAD Exchange Rate) – 1] x 25%, plus
          [(Final EUR Exchange Rate / Initial EUR Exchange Rate) – 1] x 25%

So, using the hypothetical exchange rates above:

 [(0.7875 / 0.7500) -1] x 25% = 1.25% plus
 [(1.9952 / 1.9002) -1] x 25% = 1.25% plus
[(1.1176 / 1.2418) -1] x 25% = -2.50% plus
[(1.0227 / 1.2784) -1] x 25% = -5.00%
Basket Performance = -5.00%

            Hypothetical Basket Performance = -5.00%
            Supplemental Redemption Amount = $0

Because the Basket Performance is less than (or equal to) 0%, the Supplemental Redemption Amount will be $0 and the total payment at maturity per Note would only equal the $1,000 principal amount per Note.

The Basket Performance may be equal to zero or less than zero even though one or more Basket Currencies has strengthened relative to the USD over the term of the Notes as this strengthening may be moderated, or wholly offset, by the weakening or lesser strengthening relative to the USD of one or more of the other Basket Currencies.

page 9 of 12	MORGAN STANLEY

Industrialized Nations Currency-Linked Capital-Protected Notes due November 3, 2008
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

Historical Information

     The following graphs present each Basket Currency’s exchange rate performance for the period from January 1, 2001 through September 22, 2006. We obtained the information in the graphs from Bloomberg Financial Markets (“Bloomberg”), without independent verification. The daily exchange rates published by Bloomberg may differ from the Exchange Rates as posted on the applicable Reuters page for the purposes of determining the Initial Exchange Rates and Final Exchange Rates. We will not use Bloomberg to determine the applicable Exchange Rate. The historical exchange rates of the Basket Currencies set forth below should not be taken as an indication of future performance.

Australian Dollar (USD per one AUD)
January 1, 2001 through September 22, 2006

AUD/USD (quoted in US dollars)
0.85
0.8
0.75
0.7
0.65
0.6
0.55
0.5
0.45
1/1/2001
5/1/2001
9/1/2001
1/1/2002
5/1/2002
9/1/2002
1/1/2003
5/1/2003
9/1/2003
1/1/2004
5/1/2004
9/1/2004
1/1/2005
5/1/2005
9/1/2005
1/1/2006
5/1/2006
9/1/2006
Strengthens
Weakens

British Pound (USD per one GBP)
January 1, 2001 through September 22, 2006

GBP/USD (quoted in U.S. dollars)
1.95
1.85
1.75
1.65
1.55
1.45
1.35
1.25
1/1/01
5/1/01
9/1/01
1/1/02
5/1/02
9/1/02
1/1/03
5/1/03
9/1/03
1/1/04
5/1/04
9/1/04
1/1/05
5/1/05
9/1/05
1/1/06
5/1/06
9/1/06
Strengthens
Weakens

Canadian Dollar (CAD per one USD)
January 1, 2001 through September 22, 2006

CAD/USD (quoted in Canadian dollars)
1.05
1.15
1.25
1.35
1.45
1.55
1/1/2001
5/1/2001
9/1/2001
1/1/2002
5/1/2002
9/1/2002
1/1/2003
5/1/2003
9/1/2003
1/1/2004
5/1/2004
9/1/2004
1/1/2005
5/1/2005
9/1/2005
1/1/2006
5/1/2006
9/1/2006
Strengthens
Weakens

European Union Euro (USD per one EUR)
January 1, 2001 through September 22, 2006

EUR/USD (quoted in US dollars)
1.4
1.3
1.2
1.1
1
0.9
0.8
1/1/2001
5/1/2001
9/1/2001
1/1/2002
5/1/2002
9/1/2002
1/1/2003
5/1/2003
9/1/2003
1/1/2004
5/1/2004
9/1/2004
1/1/2005
5/1/2005
9/1/2005
1/1/2006
5/1/2006
9/1/2006
Strengthens
Weakens

page 10 of 12	MORGAN STANLEY

Industrialized Nations Currency-Linked Capital-Protected Notes due November 3, 2008
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

Historical Information

     The following graph sets forth the historical performance of the Basket relative to the USD for the period from January 1, 2001 through September 22, 2006. The graph does not take into account the Participation Rate on the Notes, nor does it attempt to show the expected return on an investment in the Notes. The historical performance of the Basket and the Basket Currencies should not be taken as an indication of their future performance.

page 11 of 12	MORGAN STANLEY

Industrialized Nations Currency-Linked Capital-Protected Notes due November 3, 2008
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

Selected Risk Factors

     The Notes are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the Notes. Accordingly, you should consult your own financial and legal advisors as to the risks entailed by an investment in the Notes and the suitability of such Notes in light of an your particular circumstances.

     The Notes are not secured debt and investing in the Notes is not equivalent to investing directly in the Basket Currencies. The following is a non-exhaustive list of certain key considerations for investors in the Notes. For a complete list of considerations and risk factors, please see the Prospectus, Prospectus Supplement and Preliminary Pricing Supplement. You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.

     No interest payments and possibility of no return. The terms of the Notes differ from ordinary debt securities in that no interest will be paid. Because the Supplemental Redemption Amount is variable and may equal zero, the overall return on the Notes may be less than the amount that would be paid on an ordinary debt security of comparable maturity.

     Currency exchange risk. Fluctuations in the exchange rates between the USD and the Basket Currencies will affect the value of the Notes. Exchange Rate movements for a particular currency are volatile and are the result of numerous factors specific to that country including the supply of, and the demand for, those currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to each region. Changes in exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the related countries. Of particular importance to potential currency exchange risk are: (i) rates of inflation; (ii) interest rate levels; (iii) balance of payments; and (iv) the extent of governmental surpluses or deficits in the relevant foreign country and the U.S. All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries and the U.S. and other countries important to international trade and finance. A weakening in the exchange rate of any of the Basket Currencies relative to the USD may have a material adverse effect on the value of the Notes and the return on an investment in the Notes.

     Government intervention could materially and adversely affect the value of the Notes. Foreign exchange rates can be fixed by the sovereign government, allowed to float within a range of exchange rates set by the government, or left to float freely. Governments, including those issuing the Basket Currencies, use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies. They may also issue a new currency to replace an existing currency, fix the exchange rate or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency. Thus, a special risk in purchasing the Notes is that their trading value and amount payable could be affected by the actions of sovereign governments, fluctuations in response to other market forces and the movement of currencies across borders.

     Many unpredictable factors will affect the value of the Notes. These include: (i) interest rate levels; (ii) volatility of the Basket Currencies; (iii) geopolitical conditions and economic, financial; regulatory, political, judicial or other events that affect foreign exchange markets; (iv) the time remaining to the maturity; (v) availability of comparable instruments; (vi) intervention by the governments of the related Basket Currencies; and (vii) the issuer’s creditworthiness. In addition, currency markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity, participation of speculators and government intervention. As a result, the market value of the Notes will vary and sale of the Notes prior to maturity may result in a loss.

     Changes in the value of one or more of the Basket Currencies may offset each other. A decrease in the value of one or more of the Basket Currencies may wholly or partially offset any increase in the other Basket Currencies.

     The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which Morgan Stanley is willing to purchase Notes in secondary market transactions will likely be lower than the original issue price, since the original issue price will include, and secondary market prices are likely to exclude, commissions paid with respect to the Notes, as well as the projected profit included in the cost of hedging its obligations under the Notes. In addition, any such prices may differ from values determined by pricing models used by Morgan Stanley, as a result of dealer discounts, mark-ups or other transaction costs.

     Economic interests of the Calculation Agent may be potentially adverse to the investors. The calculation agent is an affiliate of the Issuer. Any determinations made by the Calculation Agent may affect the payout to you at maturity.

     Secondary trading may be limited. The Notes will not be listed on any securities exchange and there may be little or no secondary market. Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the Notes easily or at a price that you desire. Morgan Stanley currently intends to act as a market maker for the Notes but is not required to do so.

page 12 of 12	MORGAN STANLEY